                                                                    Exhibit 11.1

                           TELCOM SEMICONDUCTOR, INC.

            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)

                                                              Three months ended                         Nine Months Ended
                                                    -------------------------------------      -------------------------------------

                                                       Sept. 30,             Sept. 30,             Sept. 30,            Sept. 30,
                                                        1997                   1996                  1997                  1996
                                                    ----------------     ----------------      ----------------      ---------------


Weighted average number of common shares outstanding        16,255               15,666                16,130               15,587
Dilutive effect of stock options (1)                         1,470                    -                     -                    -
Dilutive effect of warrants (1)                                 28                    -                     -                    -
                                                           -------             --------               -------              -------

Number of shares used to compute per share data             17,753               15,666                16,130               15,587
                                                           =======             ========               =======              =======


Net income (loss)                                          $ 2,074             $   (859)              $(3,562)             $  (133)
                                                           =======             ========               =======              =======

Net income (loss) per share                                $  0.12             $  (0.05)              $ (0.22)             $ (0.01)
                                                           =======             ========               =======              =======


(1) Computed using the treasury stock method. There the nine months ended September 30, 1997 because is no dilutive effect of options and warrants for the Company incurred a net loss.